NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE BUT RATHER HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

STRATOS RENEWABLES CORPORATION

WARRANT

Warrant No. I2BF-1	Date of Issuance: August 27, 2008

Stratos Renewables Corporation, a Nevada corporation (the “Company”), hereby certifies that, for value received, I2BF BioDiesel Limited, or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 2,500,000 shares of fully paid and nonassessable common stock, $.001 par value (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.75 per share (as adjusted from time to time as provided in Section 10) (the “Exercise Price”), at any time and from time to time from and after the date commencing February 27, 2009, and through and including August 27, 2013 (the “Expiration Date”), and subject to the following terms and conditions. This warrant is one of the “Warrants” issued by the Company pursuant to Section 1.1 of that certain Unsecured Convertible Promissory Note and Warrant Purchase Agreement, dated August 27, 2008, by and among the Company and the Investors referred to therein (the “Securities Purchase Agreement”).

1. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

2. Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant. Warrants and Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Warrant Shares other than pursuant to an effective registration statement, to the Company, to an Affiliate of a Holder or in connection with a bona pledge as contemplated in this Section 2, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. The Company acknowledges and agrees that a Holder may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Warrant and Warrant Shares and, if required under the terms of such arrangement, the Holder may transfer pledged or secured Warrant and Warrant Shares to the pledgees or secured parties. Such a pledge or transfer is not subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge.

3. Exercise and Duration of Warrants. This Warrant shall be exercisable by the registered Holder, in whole or in part, at any time and from time to time on or after the date hereof to and including the Expiration Date. At 5:00 p.m., Pacific time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

4. Delivery of Warrant Shares. The Company shall (i) provided that the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Warrant Shares may be issued without any restrictive legends in accordance with Section 4.7 of the Securities Purchase Agreement, upon the request of the Holder, on or before the third (3rd) Trading Day following the Date of Exercise credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account located in the United States with DTC through its Deposit Withdrawal Agent Commission system, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch for delivery by overnight courier on or before the seventh (7th) Trading Day following the Date of Exercise to an United States address as specified in the Form of Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise, which certificate shall bear any legends required in accordance with Section 4.7 of the Securities Purchase Agreement. Any Person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant. As used in this Agreement, a “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) the Form of Election to Purchase attached hereto, appropriately completed and duly signed for the number of Warrant Shares the Holder intends to purchase and (ii) except in the case of a Cashless Exercise pursuant to Section 11(b) in which case no such payment shall be required, payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased. Following the delivery of the Warrant Shares to be delivered as specified in this Section 4, execution and delivery of the Form of Election with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Company’s Failure to Timely Deliver Securities. In the event that (i) by the fifth (5th) Trading Day after a Date of Exercise, provided that the Company’s transfer agent is participating in DTC, the Company shall fail to credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder, or (ii) by the eighth (8th) Trading Day after a Date of Exercise, provided that the Company’s transfer agent is not participating in DTC, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within five (5) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) Market Price on the Date of Exercise.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures as the Company may prescribe.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 10). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

9. Insufficient Authorized Shares. If at any time while any of the Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock equal to 100% (the “Required Reserve Amount”) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding, then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrants then outstanding.

10. Certain Adjustments. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

(a) Common Stock Issued at Less than Exercise Price. If the Company issues or sells any Common Stock (including any securities exercisable, exchangeable or convertible into Common Stock) other than Excluded Stock (as defined below) without consideration or for consideration per share (as determined below) less than the Stated Conversion Price (as defined in the Securities Purchase Agreement), the Exercise Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale, by a fraction, (1) the numerator of which shall be the sum of (w) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (x) the number of additional shares of Common Stock which the aggregate consideration received by the Company for the total number of such shares of Common Stock (or shares of Common Stock issuable upon exercise, exchange or conversion) so issued or sold would purchase at the Exercise Price in effect on the last trading day immediately preceding such issuance or sale, and (2) the denominator of which shall be the sum of (y) the number of shares of Common Stock Outstanding immediately prior to such issuance or sale plus (z) the number of additional shares of Common Stock (or shares of Common Stock issuable upon exercise, exchange or conversion) so issued or sold. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (i) the product of (a) the number of Warrant Shares issuable upon the exercise of this Warrant before such adjustment, and (b) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence. For the purposes of any adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant pursuant to this Section 10(a), the following provisions shall be applicable:

(i)
In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii)
In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board, provided, however, that such fair value as determined by the Board shall not exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board authorizes the issuance of such shares.

(iii)
 In the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(1)
the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 10(a)(i) and 10(a)(ii)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2)
the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 10(a)(i) and 10(a)(ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3)
on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Warrant Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4)
on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance thereof, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall forthwith be readjusted to such Exercise Price and number of Warrant Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5)
if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(b) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (1) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (2) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (i) the product of (a) the number of Warrant Shares issuable upon the exercise of this Warrant before such adjustment and (b) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (ii) the new number of Warrant Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(c) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class or of any Person other than shares of the Common Stock or (ii) of evidence of indebtedness of the Company or any Subsidiary or (iii) of assets (excluding cash dividends, and dividends or distributions referred to in Section 10(b)), or (iv) of rights or warrants, in each such case the number of Warrant Shares issuable upon exercise of this Warrant shall be multiplied by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the fair market value (as reasonably determined by the Board, whose good faith determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed per share of Common Stock; such adjustment shall take effect on the record date for such distribution. In such event, the Exercise Price shall be multiplied by a fraction, the numerator of which is the number of Shares issuable upon the exercise of this Warrant before such adjustment, and the denominator of which is the new number of Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the fair market value (as determined above) of the shares or evidences of indebtedness or assets or rights or warrants to be so distributed with respect to one share of Common Stock is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of the Warrant, the holder shall receive the amount and kind of such shares, assets, evidences of indebtedness, rights or warrants such holders would have received had such holders exercised this Warrant immediately prior to such record date. In the event that such distribution is not so made, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(d) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 10(b)), this Warrant after the date of such Business Combination or reclassification will be exercisable solely for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination or reclassification, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(e) Successive Adjustments. Successive adjustments in the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be made, without duplication, whenever any event specified in Sections 10(a), 10(b), 10(c) and 10(d) shall occur.

(f) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 10 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable is required if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, as the case may be; provided, however, that any adjustments which by reason of this Section 8(f) are not required to be made will be carried forward and given effect in any subsequent adjustment.

(g) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than action described in this Section 10, which in the opinion of the Board would materially adversely affect the exercise rights of the Warrantholders, the Exercise Price for the Warrants and/or the number of Warrant Shares received upon exercise of the Warrant may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as such Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price as otherwise determined pursuant to any of the provisions of this Section 10 except in the case of a combination of shares of a type contemplated in Section 10(b) and then in no event to an amount larger than the Exercise Price as adjusted pursuant to Section 10(b). Failure of the Board to provide for any such adjustment prior to the effective date of any such action by the Company affecting the Common Stock will be evidence that the Board has determined that it is equitable to make no adjustments in the circumstances.

(h) Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of the Warrants, reduce the then current Exercise Price or increase the number of Warrant Shares for which the Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 15-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Shares in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 10.

(i) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 10, the Company shall forthwith file, at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Warrant Shares into which this Warrant shall be exercisable after such adjustment and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Holder at the address appearing in the Company’s records.

(j) Notices. In the event that the Company shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 10 (but only if the action of the type described in this Section 10 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the Holder, in the manner set forth in Section 10(i), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(k) Miscellaneous. Except as provided in Section 10, no adjustment in respect of any dividends or other payments or distributions made to the Holder of the securities issuable upon exercise of the Warrant will be made during the term of the Warrant or upon the exercise of the Warrant.

(l) No Impairment. The Company will not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

11. Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a) Cash Exercise. The Holder may deliver cash, certified or official bank check or checks or other immediately available funds; or

(b) Cashless Exercise. At any time that this Warrant shall otherwise be exercisable for Warrant Shares and there shall not be an effective registration statement filed by the Company under the Securities Act for the Warrant Shares, the Holder may surrender this Warrant to the Company together with a Form of Election to Purchase notice of cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined by using the following formula:

X = Y [(A-B)/A] where:

X = The number of Warrant Shares to be issued to the Holder pursuant to this cashless exercise;

Y =  The number of Warrant Shares in respect of which the cashless exercise election is made;

A =  The Market Price of one Warrant Share at the time the cashless exercise election is made; and

B =  The Warrant Exercise Price (as adjusted to the date of the cashless issuance).

12. Holder Not Deemed a Shareholder. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 12, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

13. No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share on the date of exercise.

14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Form of Election to Purchase) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Pacific time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (Pacific time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service to and from a location within the United States, (iv) the third Trading Day following the date of mailing, if sent by recognized international express courier service from a party inside the United States to a party outside the United States or vice versa or (v) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to Stratos Renewables Corporation, 9440 Santa Monica Blvd., Suite 401, Beverly Hills, California 90210, Facsimile No.: (310) 919-3044, Attn: Valerie A. Broadbent, or (ii) if to the Holder to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

15. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

16. Definitions.

(a) “Affiliate” shall mean, with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under, control with such Person, (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person, or (iii) an officer, director, general partner, member or manager of such Person, or a member of the immediate family of an officer, director, general partner, member or manager of such Person. When the Affiliate is an officer, director, partner or manager of such Person or a member of the immediate family of an officer, director, general partner, member or manager of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(b) “Agreement” shall mean this Warrant, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time.

(c) “Articles” shall mean the Company’s article of incorporation, as amended or restated.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Board” shall mean the board of directors of any specified Person and any committee thereof.

(f) “Business Combination” shall mean (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Company with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets.

(g) “Capital Stock” shall mean shares of Common Stock or Preferred Stock (whether now outstanding or hereafter issued in any context).

(h) “Common Stock Outstanding” shall mean, at any time, the number of shares of Common Stock then outstanding calculated on a fully diluted basis, assuming the exercise, exchange or conversion into Common Stock of all securities exercisable, exchangeable or convertible into shares of Common Stock (whether or not then exercisable, exchangeable or convertible)..

(i) “Excluded Stock” shall mean (i) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 10(b), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provisions of Section 10(a)(iii)), (ii) the issuance of shares of Common Stock in any public offering, (iii) the issuance of shares of Common Stock (including upon exercise of options, warrants or other securities) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other agreement approved by the Board, (iv) the issuance of shares of Common Stock in connection with acquisitions of assets or securities of another Person (other than issuances to Affiliates of the Company), (v) the issuance of shares of Common Stock upon conversion of the Preferred Stock, (vi) the issuance of shares of Common Stock upon exercise of the Warrants and Other Warrants (as such term is defined in the Securities Purchase Agreement Section 5.3(b)) (including Warrants and Other Warrants issued after the date hereof) and (vii) the issuance of shares of Common Stock upon conversion of the Notes and Other Notes (as such term is defined in the Securities Purchase Agreement Section 5.3(b)) (including Notes and Other Notes issued after the date hereof), (viii) the issuance of any Warrants and Other Warrants issued after the date hereof, and (ix) the issuance of any Notes and Other Notes issued after the date hereof.

(j) “Market Price” of one share of Common Stock as of a particular date shall be determined as follows: (i) if traded on a securities exchange, the value shall be deemed to be the weighted average price of the Company’s Common Stock (as reported by Bloomberg) on the Trading Day immediately preceding the Date of Exercise; (ii) if traded over-the-counter, the value shall be deemed to be the weighted average price of the Company’s Common Stock (as reported by Bloomberg) over the five Trading Days preceding the Date of Exercise; and (iii) if there is no active public market, the fair market value thereof, as determined in good faith by the Board.

(k) “Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(l) “Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.

(m) “Subsidiary” of a Person shall mean each corporation or other entity of which (a) such Person or any other Subsidiary of such Person is a general partner or a manager (b) or at least 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least 50% of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

(n) “Trading Day” shall mean a day on which the purchase and sale of the Company’s Common Stock is permitted.

17. Miscellaneous.

(a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Los Angeles. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(c) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

STRATOS RENEWABLES CORPORATION
a Nevada Corporation

By:	/s/ Carlos Antonio Salas
Carlos Antonio Salas
Chief Executive Officer

FORM OF ELECTION TO PURCHASE

To Stratos Renewables Corporation:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase shares of common stock (“Common Stock”), $0.001 par value per share, of Stratos Renewables Corporation. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

The Holder intends that payment of the Exercise Price shall be made as:

______ a Cash Exercise with respect to _________________ Warrant Shares; and/or

______ a Cashless Exercise with respect to _________________ Warrant Shares, as permitted by Section 11(b) of the attached Warrant.

If and to the extent that such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, encloses herewith $______________ in certified or official bank check or checks or otherwise is directing the payment of such amount in immediately available funds, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of: ___________________________.

HOLDER By:__________________________ Name:_______________________ Title:________________________ Date:________________________	Address for Holder: __________________________ _______________________ ________________________

Social Security Number / Tax Identification Number:_____________________

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of Stratos Renewables Corporation to which the within Warrant relates and appoints _____________________ attorney to transfer said right on the books of Stratos Renewables Corporation with full power of substitution in the premises.

Dated: ________________, _______

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised